SEI LETTERHEAD


                            ADMINISTRATION AGREEMENT

      THIS AGREEMENT is made as of this 13th day of October, 2006 (the "Effective Date"), by and between each of the Funds set forth on SCHEDULE I of this Agreement (each a "FUND" and collectively, the "FUNDS") (the
"ADMINISTRATOR") and SEI Investments Global Funds Services (the "ADMINISTRATOR"), a Delaware statutory trust.

      WHEREAS, each Fund is a registered, non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 ACT") consisting of shares of beneficial interest ("INTERESTS"); and

      WHEREAS, the Administrator has agreed, at the request of each Fund, to provide each Fund with certain administrative services on the terms and subject to the conditions hereinafter contained.

      NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and intending to be legally bound, the Administrator, and each Fund hereby agree as follows:

SECTION 1   DEFINITIONS

     1.01 "AFFILIATED PERSON" shall have the meaning specified in the 1940 Act and the rules and regulations there under, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     1.02 "BOARD" means any board of directors, board of trustees, board of managers, managing members, general partners or other Persons having similar responsibilities to any of the foregoing.

     1.03 "CONFIDENTIAL INFORMATION" shall have the meaning given to such term in SECTION 11.01 of this Agreement.

     1.04   "DISCLOSING PARTY" shall have the meaning given to such term in
            SECTION 11.01 of this Agreement.

     1.05 Unless the context otherwise requires and except as otherwise specified in this Agreement, the term "FUND" shall include those Funds listed on Schedule I and, as applicable, any managing member, general partner, director or other Person having similar status or performing similar functions, as the case may be, acting on behalf of such Fund.

     1.06   "INITIAL TERM" shall have the meaning given to such term in SECTION
            9.01 of this Agreement.
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     1.07   "INTERESTED PARTY" or "INTERESTED PARTIES" means the Administrator, its subsidiaries and its affiliates and each of their respective officers, directors, employees, agents, delegates and associates.

     1.08 "INVESTMENT MANAGER" shall mean 2100 Larch Lane, LLC, a Delaware limited liability company.

     1.09 "INVESTMENTS" shall mean such cash, securities and all other assets and property of whatsoever nature now owned or subsequently acquired by or for the account of a Fund.

     1.10 "LIVE DATE" means the date on which a Fund is launched or transferred from a prior administrator and the Administrator begins calculating such Fund's official net asset values ("NAV").

     1.11 "ORGANIZATIONAL DOCUMENTS" means, as applicable, the articles of incorporation, certificate of formation, memorandum of association, partnership agreement, bylaws or other similar documentation setting forth the respective rights and obligations of directors, managers and Interest holders in a Fund.

     1.12 "PERSON" shall mean any natural person, partnership, estate, association, custodian, nominee, limited liability company, corporation, trust or other legal entity.

     1.13 "PROSPECTUS" means any prospectus, statement of additional information or registration statement, private placement memorandum, notice, circular, proxy or other client/investor communication issued by the Fund from time to time, as appropriate, including all amendments or supplements thereto.

     1.14   "RECEIVING PARTY" shall have the meaning given to such term in
            SECTION 11.01 of this Agreement.

     1.15   "RENEWAL TERM" shall have the meaning given to such term in SECTION
            9.01 of this Agreement.

SECTION 2   APPOINTMENT AND CONTROL

     2.01 SERVICES. Each Fund hereby appoints the Administrator to be, and the Administrator agrees on behalf of such Fund to act as, the administrative agent of each Fund for the term and subject to the provisions hereof. The Administrator shall perform (and may delegate or sub-contract, as provided below) the services set forth in this Agreement, including the services set forth in SCHEDULE II of this Agreement and those agreed to in writing and signed by the parties from time to time (collectively, the "SERVICES"). In performing its duties under this Agreement, the Administrator will act in all material respects in accordance with the Fund's governing documents and Prospectus as they may be amended (provided copies are delivered to the Administrator).
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     2.02   AUTHORITY. Each of the activities engaged in under the provisions of this Agreement by the Administrator on behalf of any Fund shall be subject to the overall direction and control of such Fund or any Person authorized to act on such Fund's behalf; provided, however, that the Administrator shall have the general authority to do all acts deemed in the Administrator's good faith belief to be necessary and proper to perform its obligations under this Agreement. In performing its duties hereunder, the Administrator shall observe and generally comply with the applicable Prospectus, all applicable resolutions and/or directives of any Person authorized to act on the applicable Fund's behalf of which it has notice, and applicable laws which may from time to time apply to the Services rendered by the Administrator. The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of any Fund and (ii) shall not provide any investment advisory services to any Fund, and shall have no liability related to the foregoing.

     2.03 THIRD PARTIES; AFFILIATES. The Administrator may delegate to, or sub-contract with, third parties or affiliates administrative or other functions it deems necessary to perform its obligations under this Agreement; provided, however, all fees and expenses incurred in any delegation or sub-contract shall be paid by the Administrator and the Administrator shall remain responsible to each Fund for the acts and omissions of such other entities as if such acts or omissions were the acts or omissions of the Administrator. Each Fund acknowledges that during the term of this Agreement, the services to be performed by the Administrator may be completed by one or more of the Administrator's affiliates or third parties located in or outside of the United States of America.

     2.04 FUND DATA. Each Fund shall be solely responsible for the accuracy, completeness, and timeliness of all data and other information provided to the Administrator by or on behalf of such Fund pursuant to this Agreement (including, without limitation, (i) prices, (ii) sufficient transaction supporting documentation, (iii) detailed accounting methodologies with respect to such Fund's Investments,
            (iv) the terms of any agreement between a Fund or its sponsor and an investor regarding any special fee or specific fee arrangement or access to portfolio information that may impact or affect the Services, (v) trade and settlement information from prime brokers and custodians, and (vi) the terms of any side letter or side pocket arrangements that may impact or affect the Services) (collectively, "FUND DATA"). All Fund Data shall be provided to the Administrator on a timely basis and in a format and medium reasonably requested by the Administrator from time to time. Each Fund shall have an ongoing obligation to promptly update all Fund Data so that such information remains current, complete and accurate. All Fund Data shall be prepared and maintained, by or on behalf of each Fund, in accordance with applicable law, the Prospectus and generally acceptable accounting principles. The Administrator shall be entitled to rely on all Fund Data and shall have no liability for any loss, damage or expense incurred by any Fund or any other Person to the extent that such loss, damage or expense
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            arises out of or is related to Fund Data that is not timely, current, complete and accurate.

SECTION 3   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE FUND

     3.01   Each Fund represents and warrants that:

            3.01.01 it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

            3.01.02 it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, "ACTIONS") of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

            3.01.03 it is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which, individually or in the aggregate, could materially and adversely affect, or is likely to materially and adversely affect, its business or financial condition;

            3.01.04 it has obtained all consents and given all notices (regulatory or otherwise), made all required regulatory filings and is in compliance with all applicable laws and regulations;

            3.01.05 it has a valid engagement with an independent auditor, custodian and prime broker and will provide additional information regarding such service providers, including information regarding the terms of its agreement with such service providers, upon request;

            3.01.06 it has notified the Administrator of any and all separate agreements between a Fund and any third party that could have an

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                        impact on the Administrator's performance of its
                        obligations pursuant to this Agreement; and

            3.01.07 it has disclosed the terms of any agreement between a Fund or its sponsor and an investor regarding any special fee or specific fee arrangement or access to portfolio information that may impact or affect the Services.

     3.02   Each Fund covenants and agrees that:

            3.02.01 it will furnish the Administrator from time to time with copies, authenticated or certified, of its Organizational Documents, a current version of the applicable Prospectus and with any other information or documents, including Fund Data, that the Administrator may reasonably request;

            3.02.02 it shall timely perform all obligations identified in this Agreement as obligations of the Fund, including, without limitation, providing the Administrator with all Fund Data and Organizational Documents reasonably requested by the Administrator;

            3.02.03 it will promptly notify the Administrator of any matter which could materially affect the Administrator's performance of its duties and obligations under this Agreement, including any amendment to the documents referenced in Section 3.02.01 above;

            3.02.04 it will promptly notify the Administrator in the event that a Fund's investment strategy materially changes from the strategy adopted by such Fund as of the Effective Date;

            3.02.05 it will comply in all material respects with all applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction; and

            3.02.06 it will promptly notify the Administrator in the event of any changes to the representations and warranties made hereunder.

SECTION 4   REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

     4.01   The Administrator represents and warrants that:

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            4.01.01     it has full  power,  right and  authority  to execute
                        and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

            4.01.02 it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets.

            4.01.03 it is not in default under any statutory obligations whatsoever (including the payment of any tax) which materially and adversely affects, or is likely to materially and adversely affect, its business or financial condition.

SECTION 5   LIMITATION OF LIABILITY AND INDEMNIFICATION

     5.01 The duties of the Administrator shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against the Administrator. In the absence of gross negligence, reckless disregard, bad faith or fraud in the performance of the Services, the Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties under this Agreement. As used in this ARTICLE 5, the term "ADMINISTRATOR" shall include the officers, directors, employees, affiliates and agents of the Administrator as well as that entity itself. Each Fund shall be solely responsible for its compliance with applicable investment policies, the Prospectus, and any laws and regulations governing the manner in which its assets may be invested, and shall be responsible for any losses attributable to non-compliance with the Prospectus, any applicable policies, laws and regulations governing such Fund, its activities or the duties, actions or omissions of the Investment Manager. The Administrator shall not in any circumstances be liable for any indirect, special, punitive or consequential damages of any nature whatsoever. The Administrator shall not be responsible for any inaccuracy, failure or delay in the performance of any of its obligations under this Agreement if such inaccuracy, failure or delay was due to (i) the failure or delay of any Fund, underlying fund or either of their respective
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            agents to perform its obligations under this Agreement or (ii) the
            Administrator's reliance on Fund Data. Each party shall have the duty to mitigate its damages for which another party may become responsible.

     5.02 Each Fund shall indemnify and hold harmless the Administrator from and against and the Administrator shall have no liability in connection with any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of: (i) any act or omission of the Administrator in carrying out its duties hereunder or as a result of the Administrator's reliance upon any instructions, notice or instrument that the Administrator believes is genuine and signed or presented by an authorized Person; provided that this indemnification and agreement to hold harmless shall not apply if any such loss, damage or expense is caused by or arises from the Administrator's bad faith, fraud, reckless disregard or gross negligence in the performance of the Services; (ii) any violation by any Fund or the Investment Manager of any applicable investment policy, law or regulation, (iii) any misstatement or omission in the Prospectus or any Fund Data; (iv) any breach by a Fund of any representation, warranty or agreement contained in this Agreement; (v) any act or omission of a Fund, an underlying fund, a Fund's former administrator prior to the Effective Date, a Fund's other service providers that provide services other than those delegated by the Administrator pursuant to SECTION 2.03 (such as custodians, prime brokers, transfer agents, investment advisors and sub-advisers); (vi) any pricing error caused by the failure of a Fund's Investment Manager or sub-adviser to provide a trade ticket or for incorrect information included in any trade ticket; (vii) any side letter arrangement or other binding agreement between an investor in a Fund and the Fund or its sponsor; or (viii) any act or omission of the Administrator as a result of the Administrator's compliance with the Regulations, including, but not limited to, returning an investor's investment or restricting the payment of redemption proceeds.

     5.03 The Administrator may apply to any Fund, the Investment Manager or any Person acting on a Fund's behalf at any time for instructions and may consult counsel for any Fund or the Investment Manager or with accountants, counsel and other experts with respect to any matter arising in connection with the Administrator's duties hereunder, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the advice of counsel, accountants or other experts. Also, the Administrator shall not be liable for actions taken pursuant to any document which it reasonably believes to be genuine and to have been signed by the proper Person or Persons. The Administrator shall not be held to have notice of any change of authority of any officer, employee or agent of a Fund until receipt of written notice thereof. To the extent that the Administrator consults with Fund counsel pursuant to this provision, any such expense shall be borne by the applicable Fund.

     5.04 The Administrator shall have no liability for its reliance on Fund Data or the performance or omissions of unaffiliated third parties such as, by way of example and not limitation, transfer agents, sub-transfer agents, custodians, prime brokers, placement agents, third party marketers, asset data service providers, investment advisers (including, without limitation, the Investment Manager) or sub-advisers, current or former third party service providers, Pricing Sources, software providers, printers, postal or delivery services, prior administrators, telecommunications providers and processing and settlement services that provide services other than those delegated by the Administrator pursuant to SECTION 2.03. The Administrator may rely on and shall have no duty to investigate or confirm the accuracy or adequacy of any information provided by any of the foregoing third parties.

     5.05 The Administrator shall have no obligations with respect to any laws relating to the purchase or sale of Interests in a Fund. Further, each Fund assumes full responsibility for the preparation, contents and distribution of a Fund's Prospectus and its compliance with any applicable laws, rules, and regulations.

            The Administrator shall indemnify each Fund and its officers, employees and agents and hold them harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, (excluding consequential, punitive or other indirect damages), costs, charges, reasonable counsel fees and disbursements, payments, expenses, and liabilities (including reasonable investigation expenses), including claims by third-parties, arising directly or indirectly out of the Services provided by the Administrator hereunder and arising or based upon the gross negligence, reckless disregard, bad faith or fraud of the Administrator, its directors, trustees, officers, employees and agents in the performance of the Services.

     5.06 The indemnification rights of the Administrator and each Fund hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation or Action with respect to which indemnification hereunder may ultimately be merited. If in any case either party may be asked to indemnify or hold the other party harmless, the party requesting indemnification shall promptly advise the other party of the pertinent facts concerning the situation in question, and the party requesting indemnification will use all reasonable care to identify and notify the other party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

     5.07 The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to the foregoing indemnification provisions. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by such party and satisfactory to the other party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the other party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it shall reimburse the other party for the fees and expenses of any counsel retained by the other party.

     5.08 The provisions of this ARTICLE 5 shall survive the termination of this Agreement.

SECTION 6   VALUATION

The Administrator is entitled to rely on the price and value information (hereinafter "VALUATION INFORMATION") provided by prior administrators, brokers and custodians, investment advisors (including, without limitation, the Investment Manager), an underlying fund in which a Fund invests, if applicable, or any third-party pricing services selected by the Administrator, the Investment Manager or a Fund (collectively hereinafter referred to as the "PRICING SOURCES") in order to calculate a Fund's aggregate NAV (and the value of investors' capital accounts based upon such valuation). The Administrator shall have no obligation to obtain Valuation Information from any sources other than the Pricing Sources, and may rely on estimates provided by the Investment Manager or the applicable underlying fund. In the event that the Investment Manager does not provide a timely value for an underlying fund, the Administrator shall have the right to use the prior month's valuation in its calculation of the current month's NAV, and the Administrator shall have no liability and shall be indemnified by the applicable Fund in connection with such action. The Administrator shall have no liability or responsibility for the accuracy of the Valuation Information provided by a Pricing Source or the delegate of a Pricing Source and the applicable Fund shall indemnify and defend the Administrator against any loss, damages, costs, charges or reasonable counsel fees and expenses in connection with any inaccuracy of such Valuation Information. No Fund shall use Valuation Information for any purpose other than in connection with the Services and in accordance with the provisions of this Agreement.

SECTION 7   ALLOCATION OF CHARGES AND EXPENSES

     7.01 THE ADMINISTRATOR. The Administrator shall furnish at its own expense the personnel necessary to perform its obligations under this Agreement.

     7.02 EXPENSES. Each Fund assumes and shall pay or causes to be paid all expenses not otherwise allocated in this Agreement, which expenses may include, without limitation, organizational costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation and tender offer materials, and notices to existing investors; all expenses incurred in connection with issuing and redeeming Interests; the costs of Pricing Sources; the costs of escrow and custodial services; the costs of document retention and archival services, the costs of responding to document production requests; the cost of initial and ongoing registration of the Interests under Federal and state securities laws; fees and out-of-pocket expenses of Directors; the costs of Directors' meetings; insurance; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of service providers TO SUCH FUND. Each Fund shall reimburse the Administrator for its reasonable out-of-pocket expenses, including all reasonable charges for SAS 70 audit charges, printing, copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.

SECTION 8   COMPENSATION

Each Fund shall pay to the Administrator, as compensation for the services performed and the facilities and personnel provided by the Administrator pursuant to this Agreement, its portion of the fees set forth in the written fee schedule annexed hereto as SCHEDULE III and incorporated herein. No Fund shall have a right of set-off. The fees set forth herein are determined based on the investment strategy of each Fund as of the Effective Date. Any material change to the investment strategy of a Fund may give rise to an adjustment to the fees set forth in this Agreement. In the event of a change in the investment strategy of a Fund, the parties shall negotiate any adjustment to the fees payable hereunder in good faith. Each Fund shall pay the Administrator's fees monthly in U.S. Dollars, unless otherwise agreed to by the parties. The Administrator is hereby authorized to, and may, at its option, automatically debit its fees due from any Fund's portfolio account(s), as set forth on SCHEDULE III, which may be amended from time to time in writing by the parties. The Funds shall pay the foregoing fees despite the existence of any dispute among the parties. If this Agreement becomes effective subsequent to the first day of any calendar month or terminates before the last day of any calendar month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in SCHEDULE III. Each Fund agrees to pay interest on all amounts past due in an amount equal to the lesser of the maximum amount permitted by applicable law or the monthly rate of one and one-half percent (1 1/2%) times the amount past due multiplied by the number of whole or partial months from the date on which such amount was first due up to and including the day on which payment is received by the Administrator.

SECTION 9   DURATION AND TERMINATION

9.01 TERM AND RENEWAL. This Agreement shall become effective as of the Effective Date and shall remain in effect for a period of three years from and after the Live Date (the "INITIAL TERM"), and thereafter shall automatically renew for successive one year terms (each such period, a "RENEWAL TERM") unless terminated by any party giving written notice of non-renewal at least ninety days prior to the last day of the then current term to each other party hereto.

9.02        TERMINATION FOR CAUSE.

            9.02.01 This Agreement may be terminated by any party giving at least sixty days prior notice in writing to the other parties if at anytime the other party or parties have been first (i) notified in writing that such party shall have materially failed to perform its duties and obligations under this Agreement (such notice shall be of the specific asserted material breach) ("BREACH NOTICE") and (ii) the party receiving the Breach Notice shall not have remedied the noticed failure within sixty days after receipt of the Breach Notice requiring it to be remedied; provided, however, that the party delivering the Breach Notice shall have the right to terminate this Agreement without giving the party receiving the Breach Notice an opportunity to remedy such material breach in the event that the party receiving the Breach Notice has committed a material breach two or more times during the Initial Term or any Renewal Term of this Agreement.

            9.02.02 This Agreement may be terminated by any party giving one hundred twenty days prior notice in writing to the other parties prior to the "liquidation" of a Fund. For purposes of this paragraph, the term "liquidation" shall mean a transaction in which all the assets of a Fund are sold or otherwise disposed of and proceeds there from are distributed in cash to the investors in complete liquidation of the Interests of investors in such Fund. A termination pursuant to this SECTION 9.02.02 shall be effective with respect to any Fund as of the date of such liquidation. Notwithstanding the foregoing, the right to terminate set forth in this SECTION 9.02.02 shall not relieve the liquidating Fund of its obligation to pay the fees set forth on SCHEDULE III for the remainder of the one hundred eighty day period set forth in this SECTION 9.02.02, which amount shall be payable prior to the effective date of such liquidation.

9.02.03 If the Administrator is unable to successfully convert any Fund to its operational environment within a reasonable period of time following the Effective Date due to untimely, inaccurate or incomplete Fund Data, the Administrator shall have the right to terminate this Agreement, in its entirety or solely with respect to such Fund, upon written notice and such termination shall be effective upon the date set forth in such notice.

9.03        EFFECT OF TERMINATION.

            9.03.01 The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such termination.


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            9.03.02     After termination of this Agreement and upon payment of
                        all accrued fees, reimbursable expenses and other moneys owed to the Administrator, the Administrator shall deliver to the applicable Fund, or as it shall direct, all books of account, records, registers, correspondence, documents and assets relating to the affairs of or belonging to such Fund in the possession of or under the control of the Administrator or any of its agents or delegates.

            9.03.03 In the event any and all accrued fees, reimbursable expenses and other moneys owed to the Administrator hereunder remain unpaid in whole or in part for more than thirty days past due, the Administrator, without further notice, may take any and all actions it deems necessary to collect such amounts due, and any and all of its collection expenses, costs and fees shall be paid by the applicable Fund, including, without limitation, administrative costs, attorneys' fees, court costs, collection agencies or agents and interest.

            9.03.04 Notwithstanding the foregoing, in the event this Agreement is terminated and for any reason the Administrator, with the written consent of the applicable Fund, in fact continues to perform any one or more of the services contemplated by this Agreement, the pertinent provisions of this Agreement, including without limitation, the provisions dealing with payment of fees and indemnification shall continue in full force and effect. The Administrator shall be entitled to collect from the applicable Fund, in addition to the compensation described in SCHEDULE III, the amount of all of the Administrator's expenses in connection with the Administrator's activities following such termination, including without limitation, the delivery to the applicable Fund and/or its designees of such Funds' property, records, instruments and documents.

SECTION 10  CONFLICTS OF INTEREST

      10.01 NON-EXCLUSIVE. The services of the Administrator rendered to any Fund are not deemed to be exclusive. The Administrator is free to render such services to others. The Administrator shall not be deemed to be affected by notice of, or to be under any duty to disclose to any Fund or Person acting on such Fund's behalf, information which has come into its possession or the possession of an Interested Party in the course of or in connection with providing administrative or other services to any other person or in any manner whatsoever other than in the course of carrying out its duties pursuant to this Agreement.

SECTION 11  CONFIDENTIALITY

      11.01 CONFIDENTIAL INFORMATION. The Administrator and each Fund (in such capacity, the "RECEIVING PARTY") acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Administrator and any Fund (in such capacity, the "DISCLOSING PARTY") in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party's Confidential Information to any Person other than those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or with respect to the Administrator as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party's Confidential Information, and (b) shall not use the Disclosing Party's Confidential Information, or authorize other Persons to use the Disclosing Party's Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, "reasonable steps" means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

            The term "CONFIDENTIAL INFORMATION," as used herein, shall mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, non-public personal information (as defined in Regulation S-P) and other confidential information, communications and materials of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of or related to this Agreement.

      11.02 EXCLUSIONS. The provisions of this SECTION 11 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party;
            (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

      11.03 PERMITTED DISCLOSURE. The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party's obligations of confidentiality and non-use under this SECTION 11, and shall be responsible for ensuring compliance by its and its affiliates' employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all Persons that are provided access to the Disclosing Party's Confidential Information, other than the Receiving Party's accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this SECTION 11. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party's Confidential Information by such Persons.

      11.04 CERTAIN RECORDS. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Fund shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request. In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Fund and follow the Fund's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any Person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Administrator against such liability.

      11.05 EFFECT OF TERMINATION. Except with respect to the records addressed in Section 11.04 of this Agreement, upon the Disclosing Party's written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party's Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Administrator shall have no obligation to return or destroy Confidential Information of a Fund that resides in save tapes of Administrator; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of SECTION 11 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

SECTION 12  MISCELLANEOUS PROVISIONS

      12.01 INTERNET ACCESS. Data and information may be made electronically accessible to a Fund, its Investment Manager and/or sub-adviser(s) and its investors through Internet access to one or more web sites provided by the Sub-Administrator ("WEB ACCESS"). As between any Fund and the Administrator, the Administrator shall own all right, title and interest to such Web Access, including, without limitation, all content, software, interfaces, documentation, data, trade secrets, design concepts, "look and feel" attributes, enhancements, improvements, ideas and inventions and all intellectual property rights inherent in any of the foregoing or appurtenant thereto including all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, the "PROPRIETARY INFORMATION"). Each Fund recognizes that the Proprietary Information is of substantial value to the Administrator and no Fund shall use or disclose the Proprietary Information except as specifically authorized in writing by the Administrator. Use of the Web Access by a Fund or its agents or investors will be subject to any additional terms of use set forth on the web site. All Web Access and the information (including text, graphics and functionality) on the web sites related to such Web Access is presented "As Is" and "As Available" without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The Administrator neither warrants that the Web Access will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Access.

      12.02 INDEPENDENT CONTRACTOR. In making, and performing under, this Agreement, the Administrator shall be deemed to be acting as an independent contractor of each Fund and neither the Administrator nor its employees shall be deemed an agent, affiliate, legal representative, joint venture or partner of the Administrator. No party is authorized to bind any other party to any obligation, affirmation or commitment with respect to any other Person.

      12.03 ASSIGNMENT; BINDING EFFECT. No Fund may assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of such Fund's obligations hereunder, without the prior written consent of the Administrator, which consent shall not be unreasonably withheld or delayed. The Administrator may assign, delegate or transfer, by operation of law or otherwise, all or any portion of its rights under this Agreement to an affiliate of the Administrator or to any person or entity who purchases all or substantially all of the business or assets of the Administrator to which this Agreement relates, provided that such affiliate, person or entity agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement, and provided, further that the Administrator provides the Funds at least thirty days prior written notice of such assignment. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party's successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

      12.04 AGREEMENT FOR SOLE BENEFIT OF THE ADMINISTRATOR AND THE FUNDS. This Agreement is for the sole and exclusive benefit of the Administrator and the Funds and will not be deemed to be for the direct or indirect benefit of either (i) the clients or customers of the Administrator or any Fund or (ii) the Investment Manager. The clients or customers of the Administrator or any Fund will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys' fees, based on this Agreement or the services provided hereunder.

      12.05 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      12.06 EQUITABLE RELIEF. Each party agrees that any other party's violation of the provisions of SECTION 11 (CONFIDENTIALITY) may cause immediate and irreparable harm to the other party for which money damages may not constitute an adequate remedy at law. Therefore, the parties agree that, in the event either party breaches or threatens to breach said provision or covenant, the other party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

      12.07 DISPUTE RESOLUTION. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers. This SECTION 12.07 shall not prohibit either party from seeking, at any time, equitable relief as permitted under SECTION 12.06.

      12.08 NOTICE. All notices provided for or permitted under this Agreement (except for correspondence between the parties related to operations in the ordinary course) shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below, or at such other address of such party specified in the opening paragraph of this Agreement. Notices to the Administrator shall be sent to the attention of:
            General Counsel, SEI Global Services, Inc., One Freedom Valley Drive, Oaks, Pennsylvania 19456, with a copy, given in the manner prescribed above, to your current relationship manager. Notices to a Fund shall be sent to the persons specified in SCHEDULE IV.

      12.09 ENTIRE AGREEMENT; AMENDMENTS. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

      12.10 SEVERABILITY. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

      12.11 WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

      12.12 ANTI-MONEY LAUNDERING LAWS. In connection with performing the Services set forth herein, the Administrator may provide information that a Fund may rely upon in connection with such Fund's compliance with applicable laws and regulations aimed at the prevention and detection of money laundering and/or terrorism financing activities (hereinafter, the "REGULATIONS"). Each Fund and the Administrator agree that the Administrator shall not be responsible for a Fund's compliance with all such Regulations. It shall be a condition precedent to providing Services to any Fund under this Agreement and the Administrator shall have no liability for non-performance of its obligations under this Agreement unless it is satisfied, in its absolute discretion, that it has sufficient and appropriate information and material to discharge its obligations under the Regulations, and that the performance of such obligations will not violate any Regulations applicable to it. Without in any way limiting the foregoing, each Fund acknowledges that the Administrator is authorized to return an investor's Investment in any Fund and take any action necessary to restrict repayment of redemption proceeds to the extent necessary to comply with its obligations pursuant to the Regulations.

      12.13 FORCE MAJEURE. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach shall, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

      12.14 EQUIPMENT FAILURES. In the event of equipment failures beyond the Administrator's control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

      12.15 NON-SOLICITATION. During the term of this Agreement and for a period of one year thereafter, no Fund shall solicit, make an offer of employment to, hire, or enter into a consulting relationship with, any person who was an employee of the Administrator during the term of this Agreement. If a Fund breaches this provision, such Fund shall pay to the Administrator liquidated damages equal to 100% of the most recent twelve month salary of the Administrator's former employee together with all legal fees reasonably incurred by the Administrator in enforcing this provision. The foregoing restriction on solicitation does not apply to unsolicited applications for jobs, responses to public advertisements or candidates submitted by recruiting firms, provided that such firms have not been contacted to circumvent the spirit and intention of this SECTION 12.15.

      12.16 HEADINGS. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

      12.17 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.

      12.18 PUBLICITY. Except to the extent required by applicable Law, neither the Administrator nor any Fund shall issue or initiate any press release arising out of or in connection with this Agreement or the Services rendered hereunder; PROVIDED, HOWEVER, that if no special prominence is given or particular reference made to any Fund over other clients, nothing herein shall prevent the Administrator from
            (i) placing any Fund on the Administrator's client list(s) (and sharing such list(s) with current or potential clients of the Administrator); (ii) using any Fund as reference; or (iii) otherwise orally disclosing that a Fund is a client of the Administrator at presentations, conferences or other similar meetings. If the Administrator desires to engage in any type of publicity other than as set forth in subsections (i) through (iii) above or if a Fund desires to engage in any type of publicity, the party desiring to engage in such publicity shall obtain the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned.

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

FUNDS:                                    ADMINISTRATOR:

OLD MUTUAL 2100 ABSOLUTE RETURN           SEI INVESTMENTS GLOBAL FUNDS
MASTER FUND, L.L.C.                       SERVICES

By:                                       By:
   ----------------------------------        ----------------------------------
Name:                                     Name:
Title:                                    Title:

OLD MUTUAL 2100 ABSOLUTE RETURN
FUND, L.L.C.

By:
   ----------------------------------
Name:
Title:

OLD MUTUAL 2100 EMERGING
MANAGERS MASTER FUND, L.L.C.

By:
   ----------------------------------
Name:
Title:

OLD MUTUAL 2100 EMERGING
MANAGERS FUND, L.L.C.

By:
   ----------------------------------
Name:
Title:

                                 SEI LETTERHEAD

                                   SCHEDULE I

                                      FUNDS


--------------------------------------------------------------------------------
MASTER FUNDS                               FEEDER FUNDS
--------------------------------------------------------------------------------
Old Mutual 2100 Absolute Return Master     Old Mutual 2100 Absolute Return Fund,
Fund, L.L.C.                               L.L.C.
--------------------------------------------------------------------------------
Old Mutual 2100 Emerging Managers Master   Old Mutual 2100 Emerging Managers
Fund, L.L.C.                               Fund, L.L.C.
--------------------------------------------------------------------------------

                                 SEI LETTERHEAD

                                   SCHEDULE II

                                LIST OF SERVICES

ADMINISTRATIVE SERVICES:

1)    STRATEGIC PLANNING AND PRODUCT DEVELOPMENT:

      o     Assist with the development of a business plan.

      o     Consult on product domicile issues, if needed.

      o     Consult on product structure.

      o     Introduce vendors who are experts in domicile and product structure.

2)    COORDINATE PREPARATION OF FUND FINANCIAL STATEMENTS:

      o Prepare Fund financial statements and supporting schedules, as required.

      o     Send financial statements to investors.

      o     N-CSR preparation and filing.

      o Provide sub-certification of financial reports to chief executive officer and chief financial officer.

3)    COORDINATE ANNUAL FUND AUDITS:

      o     Liaison with Fund auditors.

      o     Complete audit assistance schedules.

      o     Coordinate audit timetables.

4)    BOARD OF DIRECTOR REPORTS/MEETINGS:

      o     Provide financial information for Board meetings.

      o Attend meetings, if requested (provided the Administrator's out of pocket expenses are paid for by the applicable Fund).

5)    LEGAL SUPPORT SERVICES:

      o Consult on Fund regulatory issues and anti-money laundering requirements.

      o     Liaise with Fund counsel.

6)    FUND PERFORMANCE REPORTING (MONTHLY):

      o     Provide investment status report.

      o Provide performance information to client and client-designated third parties.

7)    INCOME AND EXPENSE REVIEWS:

      o     Prepare Fund expense budgets.

      o     Set expense accruals.

      o     Monitor Fund expense limitations/caps.

      o     Approve and authorize payment of expenses.

      o Track expenses to be paid by third parties (with assistance of Investment Manager).

8) PORTFOLIO AND REGULATORY COMPLIANCE SUPPORT (SECONDARY COMPLIANCE) IN CONJUNCTION WITH THE CHIEF COMPLIANCE OFFICER:

      o     5% and 10% Registered Investment Company limitation.

      o     Limitation of investments of Fund assets in any one Fund.

      o     Monitor shares sold to not exceed authorized amount.

      o File TO 13-e-f on a quarterly basis (tender offer), Form N-Q (quarterly holdings) and Form N-PX (proxy results).

9)    TAX REPORTING:

      o     Coordinate necessary Federal Tax Returns (K-1).

      o     Coordinate necessary State Tax Returns.

      o     Provide Fund Auditor with data for tax filings

10)   CHIEF COMPLIANCE OFFICER SUPPORT:

      o     Knowledge Partnership.

      o     CCO information and consulting.

ACCOUNTING SERVICES:

1)    CALCULATE NET ASSET VALUE PER INTEREST:

      o     Update the final monthly market value of investments.

      o Review Net Asset Value change from previous valuation for reasonableness.

      o     Obtain hard copy valuations for each Investment held by the Funds.

2)    DETERMINE AND REPORT CASH AVAILABILITY TO THE INVESTMENT MANAGER:

      o Provide Investment Manager with intra-month hard copy cash availability.

      o Prepare and complete bank reconciliations, including notifying the appropriate agent of any unusual reconciling items.

3)    PARTNERSHIP ACCOUNTING RECORDS

      o Allocate book basis profit and loss to individual partner capital accounts in accordance with the partnership agreements.

      o Calculate incentive / performance re-allocation/fee for each capital account in accordance with the partnership agreement.

      o Track high water mark and loss recovery accounts for purposes of the incentive fee calculation in accordance with the partnership agreements.

4)    ASSIST INVESTMENT MANAGER WITH UNDERLYING FUND PURCHASES/ REDEMPTIONS:

      o Facilitate the appropriate money movements to/from the custody bank to the underlying fund manager.

      o Complete necessary documents relating to the Fund's purchases and sales of the underlying funds (i.e. subscription documents and redemption letters).

5)    RECONCILE AND RECORD ALL EXPENSE ACCRUALS:

      o Accrue expenses based upon budget either as a percentage of Fund's net assets or specific dollar amounts.

      o Accrue and calculate amortization of organizational expenses, if applicable.

      o     Monitor expense limitations, if applicable.

      o     Pay Fund expenses.

6)    ENTER ALL INVESTMENT TRANSACTIONS INTO THE ACCOUNTING RECORDS:

      o Receive and record all transaction information provided by the Investment Manager.

      o     Verify individual security settlements with the custody agent.

      o     Maintain a security ledger of transactions.

      o     Determine realized gains or losses on security trades.

      o Provide currency exchange rate realized and unrealized gain/loss detail.

7)    ENTER ALL INVESTOR TRANSACTIONS INTO THE ACCOUNTING RECORDS:

      o     Process all subscriptions and redemptions.

      o     Verify individual settlements with the custody agent.

      o Reconcile all outstanding interest/partner balances to the transfer agent's records.

8)    REVIEW CUSTODY AGENT'S STATEMENTS:

      o     Reconcile cash and currency balances.

      o     Reconcile all security positions.

      o     Reconcile all interest and dividend receivable balances.

      o Reconcile all foreign tax reclaim receivable balances, if applicable.

9)    SUBMIT ACCOUNTING REPORTS TO THE INVESTMENT MANAGER/CLIENT:

      o Portfolio Valuation (listing of individual holdings, cost basis, market value, unrealized appreciation/depreciation and percentage of portfolio).

      o     Net Asset Value Calculation.

      o     Expense Summary

      o     Income Statement

      o     Balance Sheet

10) SUPPORT INVESTMENT MANAGER DUE DILIGENCE PROCESS FOR PROSPECTIVE INTERESTHOLDERS THROUGH ON-SITE VISITS AS REQUESTED.

INVESTOR SERVICING:

1)    PROCESSING OF INTERESTHOLDER ACTIVITY:

      o Process new issues, subscriptions, redemptions, conversions and exchanges of interests.*

      o Manage tender process including defining the timeline, distributing materials to investors, tracking member responses, tabulating tender offer results and calculating tender payments.

      o     Report investor activity through investor deal board.

      o     Instruct money movements pertaining to investor transactions.

      o Confirm transactions to investors and/or distributors and complete audit request from auditors of the investors.

      o Administer required payments for commission, sales loads and member servicing fees.

      o Retain correspondence and other information pertaining to the investor register.

      o     Address investor inquiries.

      o Fulfill investor document requests (e.g. prospectuses, financial statements)

      o Issue interests in accordance with the applicable Fund documents upon receipt of: (a) duly completed subscription documents; (b) the full amount of the subscription monies payable in respect of the interests being subscribed in available Funds; and (c) documents or evidence satisfactory to the Administrator that applicable anti-money laundering regulations in any applicable jurisdiction have been complied with in relation to the prospective investor and the subscription.

2)    REPORTING OF INVESTOR ACTIVITY:

      o Mail account statements, notices of meetings and reports to investors of record.

      o Provide Fund accountants with reports and other interestholder activity information.

3)    MAINTAIN FUND INVESTOR RECORDS:

      o     Maintain the investor register.

      o     Maintain investor files.

      o Provide liaison with independent auditors for transfer agency inspection.

4)    ANTI-MONEY LAUNDERING ("AML"):

      o Verify the identity of any Person seeking to open an account with a Fund;

      o maintain records of the information used to verify the Person's identity;

      o determine whether the Person appears on any lists of known or suspected terrorists or terrorist organizations provided to a Fund by any government agency in accordance with the Regulations;

      o Determine when a suspicious activity report ("SAR") should be filed as required by the Regulations; prepare and file the SAR; notify the Funds of the SAR unless prohibited by law;

      o Submit all financial transactions against the Office of Foreign Asset Control ("OFAC") database and Financial Crimes and Enforcement Network's ("FinCEN") 314(a) List or any successor list as may be required from time to time;

      o Compare account information to any FinCEN request received by the Fund and provided to the transfer agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Funds with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames;

      o Place holds on transactions in member accounts or freeze assets in member accounts, as provided in the Administrator's anti-money laundering programs and in accordance with the Regulations, subject to the provisions of this Amendment;

      o Maintain all records or other documentation related to member accounts and transactions therein that are required to be prepared and maintained pursuant to the Administrator's internal AML program, and make the same available for inspection by (i) the Funds' chief AML compliance officer, (ii) any auditor of the Funds' AML program or related procedures, policies or controls that has been designated by the Funds in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Funds' AML compliance officer.

*SUBSCRIPTION/REDEMPTION ACCOUNT SERVICES:

1) AUTHORIZE THE TRANSFER OF MONEY FROM A FUND'S SUBSCRIPTION/REDEMPTION ACCOUNT INTO A FUND'S TRADING ACCOUNT UPON WRITTEN INSTRUCTION FROM AN INDIVIDUAL AUTHORIZED BY THE INVESTMENT MANAGER.

2) AUTHORIZE THE TRANSFER OF MONEY IN CONNECTION WITH REDEMPTION OF INTERESTS FROM A FUND'S SUBSCRIPTION/REDEMPTION ACCOUNT TO INDIVIDUAL INVESTORS UPON WRITTEN INSTRUCTION FROM AN INDIVIDUAL AUTHORIZED BY THE INVESTMENT MANAGER.

3) AUTHORIZE THE RETURN OF INITIAL INVESTMENT MONEY TO A SUBSCRIBER IF THE SUBSCRIBER DOES NOT MEET A FUND'S INVESTMENT REQUIREMENTS OR AS DIRECTED BY A FUND OR THE INVESTMENT MANAGER UPON WRITTEN INSTRUCTION FROM AN INDIVIDUAL AUTHORIZED BY THE INVESTMENT MANAGER.

4)    PERFORM THE ANTI-MONEY LAUNDERING SERVICES SET FORTH IN THE
      -ADMINISTRATION AGREEMENT.

5) AUTHORIZE THE TRANSFER OF MONEY FROM A FUND'S SUBSCRIPTION/REDEMPTION ACCOUNT TO AN APPROPRIATE REGULATORY/LEGAL ENTITY UPON: (A) THE ORDER OF A COURT WITH JURISDICTION, A PROPER GOVERNMENTAL AUTHORITY OR A SELF REGULATORY ORGANIZATION; OR (B) WRITTEN INSTRUCTION FROM AN INDIVIDUAL AUTHORIZED BY THE INVESTMENT MANAGER.

SUB-TRANSFER AGENCY SERVICING

1)    INTERESTHOLDER RECORDKEEPING, TRANSACTION PROCESSING AND REPORTING.

2)    DEALER AND INTERMEDIARY PROCESSING AND SUPPORT.

3)    RECONCILIATION OF BANK ACCOUNTS AND CASH MOVEMENT.

4)    AML SERVICES, ESCHEATMENT SERVICES AND COMPLIANCE WITH FUND PRIVACY
      POLICIES.

5)    INTERESTHOLDER STATEMENTS AND CONFIRMATIONS.

6)    INTERESTHOLDER AND INTERMEDIARY INTERNET INQUIRY.

7)    INVESTOR SALES DATA FOR BLUE SKY REPORTING.

CUSTODY SERVICES:

CUSTODY SERVICES WILL BE PROVIDED VIA A SEPARATE AGREEMENT BETWEEN THE FUNDS AND SEI PRIVATE TRUST COMPANY.

                                 SEI LETTERHEAD

                                  SCHEDULE III

                                SCHEDULE OF FEES


ADMINISTRATION AND ACCOUNTING FEE:

The following fees are due and payable monthly to Administrator pursuant to
SECTION 8 of the Agreement. Each Fund will be charged the greater of the Asset Based Fee or the Annual Minimum Fee, in each case calculated in the manner set forth below.

ASSET BASED FEES: (calculated and assessed monthly in arrears based on the net assets of the applicable Fund as of the prior month-end):



                                                       BASIS POINTS
                                            ------------------------------------
                                               EACH          EACH       TOTAL
                                            FEEDER FUND   MASTER FUND
--------------------------------------------------------------------------------
First $100 million in net assets of the         13             1          14
applicable Fund
--------------------------------------------------------------------------------
Next $200 million in aggregate net assets       11             1          12
of the applicable Fund
--------------------------------------------------------------------------------
Next $200 million in aggregate net assets        9             1          10
of the applicable Fund
--------------------------------------------------------------------------------
Net assets of the applicable Fund in             7             1           8
excess of $500 million
--------------------------------------------------------------------------------


The Administration and Accounting Fee assumes a tiered minimum fee per fund schedule as follows:

                                                   Year 1**  Year 2     Year 3
                                                   -----------------------------
Old Mutual 2100 Absolute Return Master Fund,       $ 5,000   $  5,000   $  5,000
L.L.C.
Old Mutual 2100 Absolute Return Fund, L.L.C.       $70,000   $120,000   $145,000
Old Mutual 2100 Emerging Managers Master Fund,     $ 5,000   $  5,000   $  5,000
L.L.C.
Old Mutual 2100 Emerging Managers Fund, L.L.C.     $70,000   $120,000   $145,000

      **For purposes of clarification, the term year 1, year 2 and year 3 shall refer to the twelve month period beginning as of the Effective Date (with respect to year 1) or the first or second anniversary of the Effective
      Date (with respect to year 2 and year 3, respectively) and continuing for a period of twelve months thereafter.


In consideration for the minimum fee concessions given by the Administrator during the period immediately following the Effective Date, each Fund hereby agrees that, in the event that a Fund is liquidated during the 18 months immediately following the Effective Date, such liquidating Fund shall pay the Administrator an early termination fee in an amount equal to $150,000.

SUB-TRANSFER AGENCY FEE:

Base Fee:
   $2,000 per month per CUSIP

Shareholder Account Fees:
   $1.50 per month per directly held shareholder account (assuming no phone servicing)
   $2.00 per month per directly held shareholder account (assuming Citigroup performs telephone shareholder servicing)
   $0.25 per month per closed shareholder account

Account Set-up Fees:
   $25 per new shareholder account

The sub-transfer agency fee assumes a $50,000 complex minimum fee ($25,000 for each Feeder Fund) based on the assumption that there will be two Funds within this complex.

CUSTODY AND ESCROW FEE:

      0.75 basis points annually on the month-end net assets of each Master Fund and 0.25 basis points annually on the month-end net assets of each Feeder Fund. The Custody and Escrow Fee assumes a $1,500 minimum fee for each escrow and operating account opened on behalf of each Fund.

      For purposes of clarification, the parties acknowledge and agree that the Custody Fee paid by the Funds to the Administrator hereunder shall be remitted to SEI Private Trust Company, as custodian to the Funds, in accordance with the Administrator's duties hereunder.

ADDITIONAL FEEDERS/CLASSES:

      $15,000 per feeder/class (if the Administrator is selected as the administrator of such feeder/class)

OUT OF POCKET EXPENSES:

All reasonable out of pocket expenses (as set forth in Section 7.02 of this Agreement) incurred by the Administrator on behalf of any Fund will be billed to the applicable Fund quarterly in arrears. For purposes of clarification, out-of-pocket charges include banking, NSCC, Fund paper stock, proxy solicitor, escheatment, anti-money laundering expenses and related audit, SAS 70, communications, document preparation and insertion, postage and delivery services, reproduction and record storage and retention expenses.

                                 SEI LETTERHEAD

                                   Schedule IV

                             NOTICE INSTRUCTION FORM

TO WHOM NOTICES SHOULD BE SENT PURSUANT TO SECTION 12.08 OF THE AGREEMENT (ONE CONTACT PER FUND PARTY, PLEASE):

Name of Party or Parties:
Name of Contact:
Address:
Telephone No.:
Facsimile No.:
Email Address: